As Filed with the Securities And Exchange Commission on August 16, 2007
Registration No. 333-86698

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
VERTRUE INCORPORATED
(Name of the Issuer)

Delaware	06-1276882
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

20 Glover Avenue
Norwalk, Connecticut	06850
(Address of Principal Executive Offices)	(Zip Code)
Amended 1996 Stock Option Plan
(Full Title of the Plans)
George W. M. Thomas
Senior Vice President and General Counsel
Vertrue Incorporated
20 Glover Avenue
Norwalk, Connecticut 06850
(203) 324-7635
(Name and Address of Agent for Service)
Copies to:
Carmen J. Romano, Esq.
Derek M. Winokur, Esq.
Dechert LLP
Circa Centre
2929 Arch Street, 4th Floor
Philadelphia, PA 19104
(215) 994-4000

     This Post-Effective Amendment No. 1 to the Form S-8 Registration Statement is being filed solely to remove from registration securities that were registered and will not be issued in connection with the Registrant’s offering.
     Vertrue Incorporated (the “Registrant”) filed a Registration Statement on Form S-8 (No. 333-86698) (the “Registration Statements”) with the Securities and Exchange Commission with respect to a total of 1,800,000 shares of the Registrant’s common stock, which were to be issued in connection with the Amended 1996 Stock Option Plan (the “Stock Plan”).
     The Registrant entered into an Agreement and Plan of Merger, dated as of March 22, 2007, as amended by the Amendment to the Agreement and Plan of Merger, dated as of July 18, 2007 (the “Merger Agreement”), by and among the Registrant, Velo Holdings Inc., a Delaware corporation (“Parent”), and Velo Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub would merge with and into the Registrant, the separate corporate existence of Merger Sub would cease, and the Registrant would continue as the surviving corporation (the “Merger”).
     On August 15, 2007, the Registrant held a special meeting of stockholders at which the stockholders of the Registrant approved the adoption of the Merger Agreement. The Merger became effective on August 16, 2007 upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.
     Pursuant to the Registrant’s undertaking in Part II, Item 9 in the Registration Statement, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to withdraw the Registration Statement, including all amendments and exhibits to the Registration Statement, with respect to all unsold shares of Registrant common stock registered under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Norwalk, state of Connecticut on August 16, 2007.

VERTRUE INCORPORATED
By:	/s/ Gary A. Johnson
	Name:	Gary A. Johnson
	Title:	President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated as of the 16th day of August, 2007:

Signature	Capacity

/s/ Gary A. Johnson
Gary A. Johnson	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ James B. Duffy
James B. Duffy	Executive Vice President, Chief Financial Officer and Chief Operating Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Daniel J. Selmonosky
Daniel J. Selmonosky	Director

/s/ James W. Koven
James W. Koven	Director

/s/ Christian Ahrens
Christian Ahrens	Director

/s/ Henry H. Briance
Henry H. Briance	Director

/s/ Paul Bartlett
Paul Bartlett	Director

William Collins	Director